Exhibit 99.1
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FOR IMMEDIATE RELEASE                       Contact: Andrew Brown
January 13, 2005                                     212-440-1548


            Ramp Secures Financing of up to $4 Million to Fund Growth
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 Also Executes Definitive Agreement for up to $25 Million Equity Line Financing

New York, NY - Ramp Corporation [AMEX: RCO] today announced that it entered into a definitive agreement with three institutional investors, led by DKR Soundshore Oasis Holding Fund Ltd. along with Harborview Master Fund, L.P. and Platinum Partners Value Arbitrage Fund, L.P., for the private placement of up to $4 million of convertible redeemable debentures, convertible into common stock at an initial conversion price of $2.40, and warrants to purchase up to one hundred percent of the shares of common stock issuable upon conversion at an initial purchase price of $2.40. $2 million dollars was funded to Ramp by the investors at a first closing which has occurred and a second tranche of $2 million dollars shall be funded to Ramp by the investors at a second closing which remains subject to certain closing conditions.

In a separate transaction, Ramp has entered into a definitive agreement for up to $25 million in cash of equity line financing which, subject to certain closing conditions being met, can be drawn down upon by Ramp at its discretion. Ramp Corporation, through its wholly owned HealthRamp subsidiary, develops and markets the CarePoint suite of technologies.

"This financing positions us to grow the deployment of our CarePoint and CareGiver technologies in their respective markets, while continuing to aggressively expand their future features. In addition, the equity line will afford us with additional liquidity, through an attractive form of financing, as needed. This two-pronged financing, and the quality institutional investors with whom we have completed it, should provide us with the necessary capital to grow our business towards profitability," stated Andrew Brown, Ramp CEO and President.

The convertible redeemable debentures bear interest at the rate of 8% per annum and will be amortized over a period of time. Principal and interest on the debentures are payable monthly at the option of Ramp in cash or shares of common stock based upon an agreed upon formula. Subject to the terms and conditions set forth in the definitive agreement, the equity line provides for a commitment by the investors of up to $25 million during the two year period following effectiveness of a registration statement to be filed with the Securities and Exchange Commission. Following a draw down by the Company, the investor shall receive shares of common stock based upon an 8% discount to the ten day market price of common stock at the

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Page Two/  Ramp Secures Financing of up to $4 Million to Fund Growth
           FOR IMMEDIATE RELEASE --- January 13, 2005


time of each draw down by Ramp. The Company is under no obligation to utilize the equity line and may cancel it at any time without penalty. Complete terms of the financings will be set forth in the Company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

The private placement of debentures and warrants was made under an exemption from the registration requirements of the Securities Act of 1933, as amended, and investors may not offer or sell the securities sold in the offering in the absence of an effective registration statement or exemption from registration requirements. As part of the transaction, Ramp agreed to file a registration statement with the Securities and Exchange Commission within 20 days for the purpose of registering the resale of the common stock underlying the debentures and warrants issued in the private placement.

Ramp Corporation, through its wholly owned HealthRamp subsidiary, develops and markets the CareGiver and CarePoint suite of technologies. CareGiver enables long term care facility staff to easily place orders for drugs, treatments and supplies from a wireless handheld PDA or desktop web browser. CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. HealthRamp's products enable communication of value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Additional information about Ramp can be found at www.Ramp.com.

  Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates,"
    "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements.
  Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base, the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange
    Commission. The Company undertakes no obligation to publicly update any forward-looking statements.